Exhibit 10.3

SERVICE AGREEMENT

THIS SERVICE AGREEMENT (“Agreement”) is made and entered into as of the 2nd day of March, 2016 (the “Effective Date”), by and between CNL Capital Markets Corp. (“CCM”), and CNL Healthcare Properties II, Inc. (the “Issuer”).

WHEREAS, the Issuer has prepared and filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-11 and intends to raise capital through this and other follow on offerings of securities to the public, each under Rule 415 (collectively, the “Offering”), pursuant to the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder; and

WHEREAS, the Issuer desires to retain CCM to act as an agent on its behalf and to provide certain services in connection with the Offering, as set forth herein, and CCM is willing and desires to accept such retention, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed between CCM and Issuer (collectively, the “Parties”), as follows:

1.Appointment and Third Party Agreements

A.Transfer Agent Services.  Subject to and in accordance with the terms and conditions herein set forth, the Issuer hereby retains and appoints CCM to act as an agent duly authorized to act on its behalf for purposes of negotiating and executing on behalf of the Issuer a Transfer Agency and Service Agreement and related amendments with a duly registered transfer agent, DST Systems, Inc., a Delaware corporation, or their successor in CCM’s sole discretion, for the purposes of obtaining transfer agent, registrar, paying agent and redemption agent services for the term of the Offering and as required thereafter (“the TASA Agreement”).

B.Electronic Account Services.  Subject to and in accordance with the terms and conditions herein set forth, the Issuer hereby retains and appoints CCM to act as an agent duly authorized to act on its behalf for purposes of negotiating and executing on behalf of the Issuer an agreement with an investor and financial advisor online account and data access and service provider, DST Systems, Inc., a Delaware corporation, or their successor in CCM’s sole discretion, for the term of the Offering, and as required thereafter (the “DST Agreement”).

C.Alternative Investment Product Services.  Subject to and in accordance with the terms and conditions herein set forth, the Issuer hereby retains and appoints CCM to act as an agent duly authorized to act on its behalf for purposes of negotiating and executing on behalf of the Issuer an agreement with the National Securities Clearing Corporation (“NSCC”), or their successor in CCM’s sole discretion, (the “NSCC Agreement”) for the purposes of Issuer’s participation in Alternative Investment Product.

D.Additional Agency.  The Issuer hereby retains and appoints CCM to act as an agent duly authorized to act on its behalf for purposes of negotiation and execution on behalf of the Issuer of any and all agreements ancillary to or required for completion of the services set forth in Exhibit A attached hereto, as amended from time to time (collectively, the “Services”) in addition to the TASA Agreement, the DST Agreement and the NSCC Agreement (the TASA Agreement, the DST Agreement, the NSCC Agreement, and these ancillary agreements, if any, collectively referred to as the “Service Agreements”). CCM’s signature on any Service Agreement shall be fully binding upon the Issuer. Each act or omission of CCM under or pursuant to the Service Agreements is hereby adopted by the Issuer as authorized and shall be binding on the Issuer as if it had acted or omitted to act.

E.Acceptance.  CCM hereby accepts the appointment as agent and agrees to perform the Services in accordance with the terms and conditions hereinafter set forth. In connection with the TASA Agreement and the DST Agreement and all services provided thereunder, CCM shall be considered as the Issuer’s agent, and shall not be deemed to provide such services. The Issuer also acknowledges and accepts the terms and fees associated with the Service Agreements.

2.Services and Terms

A.CCM shall perform the Services, pursuant to Issuer’s reasonable established policies and procedures applicable to such Services as timely provided in writing to CCM.

B.CCM shall enter into the Service Agreements as set forth above.

C.CCM shall determine the levels and priorities applicable to the Services and related actions taken in connection therewith, but shall in all cases performing Services within a commercially reasonable time as applicable.

D.In the event an investor, broker-dealer or financial advisor contacts CCM regarding any of the issues set forth in Exhibit B attached hereto, CCM shall refer such investor, broker-dealer or financial advisor to another party per the written instructions of the Issuer.

E.Issuer hereby agrees that CCM shall have full discretion to engage subcontractors and third-party service providers to perform, and assist CCM with the performance of, any and all of its obligations under this Agreement.

F.It is intended that CCM be deemed an independent service provider and that no employment relationship shall be created between Issuer on the one hand and CCM or CCM’s employees, agents or subcontractors on the other hand.

G.Nothing in this Agreement shall in any way be deemed to restrict the right of CCM to perform services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to Issuer or any investor not specifically undertaken by CCM hereunder.

H.Issuer agrees to use reasonable efforts to provide CCM (1) advance written notice in the event that there are any administrative changes to Issuer’s governing documents or business practices which changes would have an impact on the Services provided pursuant to this

Agreement, including, but not limited to, changes to Issuer’s dividend reinvestment plan, redemption plan, commissions and fees (including discounts) paid on sales of shares, distribution and stockholder servicing fees, offering prices of shares, classes of shares being offered, investor suitability standards, the states where shares are offered, distribution rates or declaration and payable dates, introduction of new securities offerings, and changes in business practices pertaining to certification of shares, book entry, electronic delivery of information to stockholders; and (2) prompt notice of Issuer’s filing of a Registration Statement or any other form with the Securities and Exchange Commission, and any amendments thereto, that affect the Services provided by CCM pursuant to this Agreement.

I.Within the sixty (60) day period after the effective date of this Agreement, the parties hereto shall confer, diligently and in good faith, to agree upon (1) the operational service level standards that shall be measured under this Agreement, if any, and (2) the ongoing reports to the Issuer to be provided under this Agreement, if any, and/or as they arise.

3.Compensation and Payments

As consideration for the provision of the Services under this Agreement, Issuer shall pay: (1) An annual fee calculated and payable as noted below and in Exhibit C attached hereto, (the “Annual Service Fee”); (2) fees and payments paid directly to third parties for services provided to the Issuer in connection with a Service Agreement (“Service Agreement Fees”); and (3) fees and payments in connection with Communications Services, defined and payable as noted in Exhibit C.   In addition, Issuer may, at its sole discretion, request and pay for Additional Services, as defined herein. Issuer agrees to timely pay any and all fees due under this Agreement and all Services Agreements.

A.The Annual Service Fee

The Annual Service Fee is paid as consideration for the covered Services described in Exhibit A attached hereto.  The Annual Service fee is calculated based upon CCM and the Issuer’s mutually agreed upon best efforts approximation of the average number of investor accounts that will be open over the entire course of the Agreement’s current term.  This average account approximation and the table in Exhibit C, may then be used to determine the Annual Service Fee.

The Annual Service Fee shall be paid in twelve (12) equal monthly installments, each payable in advance of the performance of the Services.  By way of example, if the determined Annual Service Fee is $120,000, CCM would invoice the Issuer for $10,000 on January 1, and then for an additional $10,000 on the first of each month thereafter through December 1.

The number of monthly installment payments for the Annual Fee during the initial term of this Agreement shall equal the number of months in the year from the Service Start Date, as defined below, through December, exclusive of the month in which the Service Start Date occurs.  By way of example, if the Service Start Date occurs in April, the entire Annual Fee would be payable in eight (8) equal monthly installments beginning May 1.  The Service Start Date is defined as the first day upon which an investor account is opened for the Issuer.

B.Service Agreement Fees

Service Agreement Fees are pass through fees billed directly to the Issuer by the party providing a Service under a Service Agreement.  The Issuer is exclusively responsible for their timely payment, and for any fees or costs associated with any late payments. In the event of a disputed payment, CCM will cooperate with Issuer to resolve the matter in accordance with the terms of the applicable Service Agreement. Changes in pricing that result from changes in fees or new features or activities under a Service Agreement will be the sole responsibility of the Issuer.  Certain Service Agreements, including but not limited to the TASA Agreement, will contain fee and pricing features that are determined (1) based on actual specific performance of Services for the Issuer; and (2) based upon aggregate numbers of investor accounts served by all CCM issuer clients that are beneficiaries of a given Service Agreement, including but not limited to the Issuer (the “Platform Size Benefits”).  Issuer acknowledges that CCM cannot control fluctuations in the aggregate number of issuer accounts that determine the calculation of Platform Size Benefits.

C.Communication Services Fees

The Communications Services Fees are paid as consideration for the covered Communication Services described in Exhibit A attached hereto, which may be provided by CCM or a designated affiliate.  Communication Services Fees are invoiced from CCM to Issuer based on actual time spent an amount equal to the lower of the CCM’s actual cost or the amount the Company would be required to pay third parties for the provision of comparable communication services in the same geographic location; and provided, further, that such costs are reasonably allocated on the basis of time records or other method conforming with generally accepted accounting principles..  Out-of pocket expenses of CCM, including reasonable travel, lodging or other actual expenses incurred in connection with approved Communications Services will also be invoiced to Issuer.  CCM will provide Issuer with reasonably detailed invoices regarding all hourly fees and expenses.

Communication Services Fees may also include pass through fees billed directly to the Issuer by a third party providing a Communication Service, either under a Service Agreement or at the request of CCM in connection with its completion of the Communication Services.  The issuer is exclusively responsible for their timely payment, and for any fees or costs associated with any late payments.  In the event of a disputed payment, CCM will cooperate with Issuer to resolve the matter.

D.Subsequent Pricing

At least sixty (60) days before the expiration of the initial term of this Agreement or a Renewal Term as defined in Section 8 hereof, CCM and the Issuer agree to each evaluate and the need for an updated Exhibit C fee schedule for each upcoming Renewal Term, and if it is determined a new schedule is needed, the parties agree to negotiate in good faith.  Changes to the fee schedule in Exhibit C shall be effective upon written approval and an amendment to Exhibit C, setting forth the new fee schedule, shall be attached as Amended Exhibit C to this Agreement.

In the event the parties fail to agree upon a new fee schedule as of such date and neither party exercises its right to terminate by such date, an automatic pricing update to the Annual Fee shall take effect based on the following calculation:  The Annual Fee shall be adjusted at a minimum to an amount equal to the current Annual Fee paid by Issuer for the Services increased by the percentage increase for the twelve-month period of the previous calendar year of the CPI-W (defined below), or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, reasonably acceptable to the Parties.  As used herein, “CPI-W” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.

E.Payment Schedule

All amounts due and payable under this Agreement, including all Exhibits thereto, shall be due and payable to CCM by Issuer within thirty (30) calendar days of request for payment or reimbursement by CCM, except for any fees or expenses that are subject to good faith dispute.  In the event of such a dispute, only that portion of the fee or expense subject to the good faith dispute may be withheld. Issuer shall notify CCM in writing within thirty (30) calendar days following the receipt of each invoice if an Issuer is disputing any amounts in good faith together with a statement specifying the portion of fees or expenses being withheld and a reasonably detailed explanation of the reasons for withholding such fees or expenses. If Issuer does not provide such notice of dispute within the required time, the invoice will be deemed accepted. Whenever Issuer withholds payment of a disputed portion of any invoice, the parties hereto will negotiate expeditiously and in good faith to resolve any such disputes within thirty (30) calendar days of the original notice of dispute. Issuer shall settle such disputed amounts within ten (10) calendar days of the day on which the parties hereto agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, such disputed amounts shall be settled as may be required by law or legal process.

F.Late Payments

If any undisputed amount in an invoice (for fees or reimbursable expenses hereunder) is not paid when due, CCM may, after prior written notice to the Issuer, charge such undisputed amount against any monies held under this Agreement on behalf of the applicable Issuer. Without limiting the foregoing, if any undisputed amount in an invoice of CCM (for fees or reimbursable expenses) is not paid when due, or if any disputed amount in an invoice of CCM (for fees or reimbursable expenses) is not paid when due and is subsequently determined to have been due, Issuer shall pay CCM interest thereon (from due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by the The Wall Street Journal (or, in the event such rate is not so published, a reasonable equivalent published rate selected by CCM) on the first day of the publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of law.

G.Additional Services

From time to time Issuer may request that CCM provide services to it beyond those Services contemplated in this Agreement (“Additional Services”).  If CCM, in its sole discretion,

determines that contemplated Additional Services may require employees of CCM to spend in excess of 20 work hours dedicated to such Additional Services, CCM and Issuer shall negotiate a separate statement of work and fee schedule regarding such Additional Services.

4.Confidentiality of Records

A.As used herein, “Issuer Data” means all information and facts owned by the Issuer or collected on behalf of the Issuer, including, without limitation, any technical, business or investor information, of any kind, or in any form, format or medium (including, without limitation, all interrelated, unique data items or records in one or more computer files).  CCM shall keep confidential any Issuer Data it receives, maintains, processes or otherwise accesses while providing the Services contemplated herein and will use such Issuer Data solely for performing its obligations under this Agreement.  CCM will not release Issuer Data except as otherwise provided for in Section 4 or with the consent of Issuer.  Notwithstanding the above, CCM may release Issuer Data to its nominees, subcontractors or third-party service providers, including providers under the Service Agreements (“the Third Parties”), provided that each such Third Party shall be required by CCM to agree to comply with the terms of confidentiality in this Agreement or other substantially similar terms.

B.Issuer will provide CCM with such information as CCM may reasonably require in order to comply with its duties under this Agreement.  CCM will maintain such reports and records as Issuer may reasonably require and for such length of time as required by applicable laws, rules and regulations, and as set forth by Issuer’s record retention policies, but at least as long as required by the record retention policy of CCM.

C.All records, data files, material, reports and other data received pursuant to this Agreement are the property of Issuer, are confidential and will be delivered to Issuer upon Issuer’s demand at Issuer’s expense.

D.Both CCM and the Issuer shall have in place and comply with reasonable privacy and confidentiality policies and/or procedures in order to comply with all applicable privacy laws, rules and regulations and to safeguard all Issuer Data.  Such policies and/or procedures shall be available for review by either CCM or the Issuer upon request to the other party.

E.Notwithstanding anything to the contrary in this Agreement, CCM may disclose this Agreement and any amendments, terminations and renewals thereof to: (i) third party due diligence firms and their broker-dealer clients, upon such due diligence firm’s request, to facilitate the review of Issuer’s offerings in connection with the sale thereof; or (ii) upon the advice of counsel; or (iii) as may be required by applicable laws, rules and regulations.

F.CCM is authorized to disclose information concerning Issuer Data to its affiliates and to Third Parties as may be necessary solely in connection with the administration of or performance of this Agreement as set forth herein, to CCM’s internal and external auditors, accountants and counsel, and to any other person or entity when so advised by counsel where CCM may incur liability for failing to do, including as may be required under applicable laws, rules and regulations or based upon requests by regulators or other government agencies.

G.Except for the agreement to exert reasonable efforts to attempt to correct failures of any third party to operate in material compliance with the operational and confidentiality requirements provided herein and in their respective service agreements, CCM makes no warranty that errors or failures will not occur or that they may be resolved.  Except as expressly stated herein or for an incident arising from CCM’s gross negligence or willful misconduct, CCM expressly disclaims responsibility for breaches of confidentiality or for loss of confidential data and Issuer Data by third parties.

5.Limitation of Liability; Indemnification

A.Limitation of Liability

1.Subject to any limitations imposed by the Issuer’s charter, CCM shall not be liable for any Losses (as defined in Section 5.B.1.) or action taken or omitted or for any loss or injury resulting from CCM’s (including, but not limited to, its agents, nominees and/or subcontractors) or third party service providers’ performance or failure to perform their respective duties hereunder in the absence of gross negligence or willful misconduct on their respective parts.  Subject to any limitations imposed by the Issuer’s charter, and except to the extent of CCM’s gross negligence or willful misconduct, in no event shall CCM be liable to Issuer, any investor, or any third party (i) for acting in accordance with Issuer’s instructions or instructions from any entity or individual reasonably believed by CCM to be an agent of Issuer; (ii) for special, consequential or punitive damages; (iii) for the acts or omissions of its correspondents, designees, agents, subagents; (iv) any Losses (as defined in Section 5.B.1.) due to forces beyond the reasonable control of CCM, including without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; or (v) for any violation or alleged violation of any federal securities law or any “blue sky” or state securities law.  With respect to any Losses (as defined in Section 5.B.1.) incurred as a result of the acts or the failure to act by any correspondents, designees, agents, subagents, sub-agents, contractors or sub-contractors, CCM shall take appropriate action, as determined by CCM in its sole discretion, to recover such Losses from such correspondents, designees, agents, sub-agents, contractors or sub-contractors, and CCM’s sole responsibility and liability to Issuer and investors shall be limited to such amounts, if any, recovered from same less any costs and expenses incurred by CCM in any such recovery efforts.  Except with respect to Losses resulting from CCM’s gross negligence or willful misconduct, with respect to any and all Losses howsoever arising from or in connection with this Agreement or the performance of CCM’s (or its nominees’, subcontractors’ or third-party service providers’) duties hereunder, the enforcement of this Agreement and disputes between the Parties hereto or otherwise related to CCM’s performance hereunder, CCM’s sole responsibility and aggregate liability to Issuer shall not exceed the amount of fees paid by Issuer to CCM (exclusive of costs and expenses incurred by CCM) pursuant to Section 3 of this Agreement.

2.Notwithstanding any provisions of this Agreement to the contrary, CCM shall be under no duty or obligation to inquire into, and shall not be liable for:

i.	The legality of the issue, purchase, sale, redemption or transfer of any securities, the sufficiency of the amount to be paid or received in connection therewith, or the authority of Issuer to request such issuance, purchase, sale, redemption or transfer;

ii.	The legality of the declaration of any dividend by Issuer, or the legality of the issue of any securities in payment of any stock dividend;

iii.	The legality of any recapitalization or readjustment of the securities; or

iv.	The legality or accuracy of any tax reporting, withholding or cost basis reporting.

3.Third Party Information

CCM shall have no responsibility for the accuracy of any information that has been provided by or obtained from third parties.

4.Trustee or Fiduciary

Nothing contained herein shall cause CCM to be deemed a trustee or fiduciary for or on behalf of Issuer, any investor, or any other person.  The Services provided by CCM hereunder are in addition to the services provided by CCM under any other agreements, if applicable, between the Parties.

B.Indemnification

1.The Issuer agrees, to the extent permitted by the Issuer’s charter and applicable federal and state law (including, but not limited to, federal and state securities law), to indemnify, defend and hold harmless CCM, and when appropriate, its agents, nominees and subcontractors, and their respective officers, directors, partners, employees, associated persons, agents and control persons against any and all losses, claims, damages, liabilities and expenses, including reasonable legal (including attorneys’ fees), and other expenses incurred in investigating or defending such claims or liabilities (collectively referred to herein as “Losses”), joint or several, whether or not resulting in any liability to such persons, to which they or any of them may become subject, insofar as such Losses (or actions in respect thereof) arise out of or are based upon this Agreement or the performance of their duties hereunder, the enforcement of this Agreement and disputes between the Parties hereto or otherwise related to their performance hereunder.  Provided, however, that nothing contained herein shall require that CCM (or its agents, nominees and subcontractors) be indemnified for Losses to the extent they are caused by its (or its agents’, nominees’ and subcontractors’, respectively)  gross negligence or willful misconduct.  Nothing contained herein shall limit or in any way impair the right of CCM to indemnification under any other provision of this Agreement.  For purposes of this Section B, “control persons” with respect to an entity, means those persons who possess, directly or indirectly, the power to direct or cause the direction of the management  or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

2.CCM agrees, to the extent permitted by applicable federal and state law (including, but not limited to, federal and state securities law) to indemnify, defend and hold harmless the Issuer, and its officers, directors, partners, employees, associated persons, agents and control persons, from and against any and all Losses, joint or several, whether or not resulting in any liability to such persons, to which they or any of them may become subject, insofar as such Losses (or actions in respect thereof) arise out of or are based upon this Agreement or the performance of their duties hereunder, the enforcement of this Agreement and disputes between the Parties hereto or otherwise related to their performance hereunder.  Provided, however, that nothing contained herein shall require that Issuer (or its agents, nominees and subcontractors) be indemnified for Losses except to the extent they are caused by the gross negligence or willful misconduct of CCM (or its agents, nominees and subcontractors).  Nothing contained herein shall limit or in any way impair the right of Issuer to indemnification under any other provision of this Agreement.

3.The parties hereto agree that CCM may assign to Issuer, at Issuer’s request, any and all rights of subrogation CCM may have against any third party vendors, correspondents, agents, sub-agents, contractors, sub-contractors or consultants as and in full satisfaction of any obligation of indemnity CCM may have to Issuer under this Agreement.

4.Any party entitled to contribution or indemnification will, promptly after receipt of such notice of commencement of any action, suit, proceeding or claim against him or it in respect of which a claim for contribution or indemnification may be made against another indemnifying party or indemnifying parties, notify such other indemnifying party or indemnifying parties.  Failure to so notify such other indemnifying party or indemnifying parties shall not relieve such other indemnifying party or indemnifying parties from any other obligation it or they may have hereunder or otherwise, unless the indemnifying party has been materially prejudiced in its ability to defend the action as a result of such delay.  If such other indemnifying party or indemnifying parties are so notified, such other indemnifying party or indemnifying parties shall be entitled to participate in the defense of such action, suit, proceeding or claim at its or their own expense or in accordance with arrangements satisfactory to all parties who may be required to contribute.  After notice from such other indemnifying party or indemnifying parties to the indemnified party entitled to contribution or indemnification of its or their acknowledgement of its or their obligations hereunder and its or their election to assume its or their own defense, the indemnifying party or indemnifying parties so electing shall not be liable for any legal or other expenses of litigation subsequently incurred by the indemnified party entitled to indemnification or contribution in connection with the defense thereof, other than the reasonable costs of investigation.  No party shall be required to contribute or provide indemnification with respect to the settlement amount of any action or claim settled without its consent, which shall not be unreasonably withheld.

6.Representations, Warrants and Covenants of CCM

A.CCM hereby represents, warrants and covenants during the full term of this Agreement, that:

1.It is duly organized and validly existing under the laws of Florida with full power and authority to conduct its business.

2.It has the power and authority to enter into and perform this Agreement; and the execution and delivery of this Agreement by CCM has been duly and validly authorized by all necessary action.  This Agreement constitutes the valid and binding agreement of CCM, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights generally and by general equitable principles. CCM is not in violation of its articles of incorporation or bylaws or in default under any agreement or instrument the effect of which violation or default would be material to CCM.  None of: (i) the execution and delivery by CCM of this Agreement; (ii) the consummation by CCM of any of the transactions herein or therein contemplated; and (iii) the compliance by CCM with the provisions hereof or thereof, does or will conflict with or result in a breach of any term or provision of the articles of incorporation or bylaws of CCM or conflict with, result in a breach, violation or acceleration of, or constitute a default under, the terms of any agreement or instrument to which CCM is a party or by which it is bound or, to the knowledge of CCM, any statute, order or regulation applicable to CCM of any court, regulatory body, administrative agency or governmental body having jurisdiction over CCM.  CCM is not a party to, bound by or in breach or violation of any agreement or instrument or, to the knowledge of CCM, subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it that materially and adversely affects, or may in the future materially and adversely affect: (i) the ability of CCM to perform its obligations under this Agreement; or (ii) the business, operations, financial conditions, properties or assets of CCM.

3.There are no actions or proceedings against, or investigations of, CCM pending or, to the knowledge of CCM, threatened, before any court, arbitrator, administrative agency or other tribunal: (i) asserting the invalidity of this Agreement; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; or (iii) that might materially and adversely affect the performance by CCM of its obligations under, or the validity or enforceability of, this Agreement.

4.CCM will, during the full term of this Agreement, abide by all applicable provisions of its governing instruments, as the same may be amended.

7.Representations, Warrants and Covenants of Issuer

A.Issuer hereby represents, warrants and covenants during the full term of this Agreement, that:

1.It is duly organized and validly existing under the laws of Maryland with full power and authority to conduct its business.

2.It has the power and authority to enter into and perform this Agreement; and the execution and delivery of this Agreement by Issuer has been duly and validly authorized by all necessary action.  This Agreement constitutes the valid and binding agreement of Issuer, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights generally and by general equitable principles. Issuer is not in violation of its articles of incorporation or bylaws or in default under any agreement or instrument the effect of which violation or default would be material to Issuer.  None of: (i) the execution and delivery by Issuer of this Agreement; (ii) the consummation by Issuer of any of the transactions herein or therein contemplated; and (iii) the compliance by Issuer with the provisions hereof or thereof, does or will conflict with or result in a breach of any term or provision of the articles of incorporation or bylaws of Issuer or conflict with, result in a breach, violation or acceleration of, or constitute a default under, the terms of any agreement or instrument to which Issuer is a party or by which it is bound or, to the knowledge of Issuer, any statute, order or regulation applicable to Issuer of any court, regulatory body, administrative agency or governmental body having jurisdiction over Issuer.  Issuer is not a party to, bound by or in breach or violation of any agreement or instrument or, to the knowledge of Issuer, subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it that materially and adversely affects, or may in the future materially and adversely affect: (i) the ability of Issuer to perform its obligations under this Agreement; or (ii) the business, operations, financial conditions, properties or assets of Issuer.

3.There are no actions or proceedings against, or investigations of, Issuer pending or, to the knowledge of Issuer, threatened, before any court, arbitrator, administrative agency or other tribunal: (i) asserting the invalidity of this Agreement; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; or (iii) that might materially and adversely affect the performance by Issuer of its obligations under, or the validity or enforceability of, this Agreement.

4.The Issuer acknowledges that CCM (1) is not a registered transfer agent under Section 17A(c) of the Securities Exchange Act of 1934 and is not acting as a fiduciary or in the capacity of a transfer agent; and (2) is not a member of the Financial Industry Regulatory Authority (FINRA) and is not acting as a broker or dealer in connection with performing Services for the Issuer.

5.Issuer will, during the full term of this Agreement, abide by all applicable provisions of its governing instruments, as the same may be amended.

8.Term and Termination

A.The initial term of this Agreement shall commence on the Effective Date as noted above and shall expire on December 31, 2016.  Upon the expiration of such initial term or any renewal thereof, this Agreement shall then automatically be renewed for consecutive one (1) year periods (each such renewal, a “Renewal Term”).  Renewal Terms exactly align with a given calendar year.  Notwithstanding the above, the Agreement may otherwise be terminated earlier as follows:

1.By either CCM or Issuer, after having given the other party at least one-hundred twenty (120) calendar days advance written notice of its intent to terminate.

2.In the event that CCM shall fail to perform material services hereunder and such failure may result in a material adverse effect on Issuer’s business, Issuer may terminated this Agreement immediately on written notice to CCM.

B.In the event that this Agreement is terminated, regardless of the reason for such termination, CCM agrees to cooperate with Issuer to provide for an orderly transfer of functions to the successor service provider.

9.Survival of Terms

The provisions of Section 4 (Confidentiality of Records) and Section 5 (Limitation of Liability; Indemnification) shall survive any termination of this Agreement.

10.Notices

Unless otherwise provided herein, all notices or other communications under this Agreement must be in writing and signed by an authorized officer (or such other persons as either party shall specify in written notice to the other).

All such notices shall be deemed given and received when delivered by hand or facsimile transmission in conjunction with a transmission confirmation, or after three (3) days following placement in the U.S. mail addressed to the other party, first class certified mail, or via overnight courier service, at the applicable address set forth in this Section.

If sent to CCM:

CNL CAPITAL MARKETS CORP. CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801 Attention: Corporate Counsel

If sent to the Issuer:

CNL Healthcare Properties II, Inc. CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801 Attention: Chief Financial Officer

11.Nonwaiver

The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

12.Assignment

Except for the assignment by CCM (i) to a successor corporation upon the merger or consolidation of CCM, (ii) to an affiliate of CCM, or (iii) upon the sale of all or substantially all of CCM’s business of providing services similar to the Services, this Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto.

13.Governing Law and Venue

This Agreement shall be construed in accordance with the applicable laws of the State of Florida, excluding the choice of law provisions thereof.  Any aggrieved party may proceed to enforce its rights in the appropriate action at law or in equity.  Venue for all suits arising out of this Agreement shall lie exclusively in the courts of Orange County, Florida.  By execution of this Agreement, each party hereby submits itself to the in personam jurisdiction of all courts of Orange County, Florida, and waives any right they may have to seek any change of jurisdiction or venue.

14.Severability

In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which, being valid, legal and enforceable, comes closest to the intention of the Parties.

15.Use of CCM’s Name

Issuer shall obtain the prior written consent of CCM for any reference to CCM or to services to be furnished by CCM in any communication or document, except as required to be disclosed in any document filed with the SEC; provided that CCM shall have no responsibility or liability for the content of any such communication or document.

16.Headings

The section and paragraph headings contained herein are for convenience and reference only and are not intended to define or limit the scope of any provision of this Agreement.

17.Counterparts

This Agreement may be executed in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

18.Attorneys’ Fees

Unless otherwise contemplated in this Agreement, the parties hereto agree to pay their own attorneys’ fees and costs as may be incurred in negotiating, preparing and drafting this Agreement, whether the same is finally entered into and executed or not.

19.Amendment; Entire Agreement

No modification, amendment, supplement to or waiver of this Agreement or any of its provisions shall be binding upon CCM or Issuer unless made in writing and duly signed by authorized officers of each of CCM and Issuer. This Agreement constitutes the entire understanding between the parties hereto, and all prior or contemporaneous correspondence, conversations or memoranda are merged in, replaced by and without effect on this Agreement.

(signature page follows)

IN WITNESS WHEREOF, the Parties have duly executed this Service Agreement as of the date first written above.

CNL CAPITAL MARKETS CORP. (“CCM”)

By:	/s/ Neil D. Menard

Name:	Neil D. Menard

Title:	President

CNL HEALTHCARE PROPERTIES TRUST II, INC. (“ISSUER”)

By:	/s/ Stephen H. Mauldin

Name:	Stephen H. Mauldin

Title:	Chief Executive Officer and President